Exhibit 99.1

FOR IMMEDIATE RELEASE

July 18, 2018

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES 27% INCREASE IN QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK AND DECLARES QUARTERLY CASH DIVIDENDS ON ITS PREFERRED STOCKS

COLUMBUS, Ohio - Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) announced the Board of Directors declared a quarterly cash dividend on the company’s common stock (NASDAQ: HBAN) of $0.14 per common share, up $0.03, or 27%, from the prior quarter. The common stock cash dividend is payable October 1, 2018, to shareholders of record on September 17, 2018.

“Our performance and outlook allow us to materially increase our quarterly cash dividend,” said Steve Steinour, chairman, president, and CEO. “The dividend increase deploys capital in line with our consistently-stated capital priorities: to fund organic growth first, to increase our quarterly dividend, and then other uses including returning capital via share repurchases. 2018 will be the eighth consecutive year of an increased dividend.”

In addition, the Board declared quarterly cash dividends on its four series of preferred stock. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $12.59797183 per share (equivalent to $0.3149493 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). The Board declared a quarterly cash dividend on its 6.25% Series D Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANO) of $15.625 per share (equivalent to $0.390625 per depositary receipt share). Finally, the Board declared a quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150 AL8) of $1,425.00 per share (equivalent to $14.25 per depositary receipt share). All four preferred stock cash dividends are payable October 15, 2018, to their respective shareholders of record on October 1, 2018.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $104 billion of assets and a network of 966 branches and 1,866 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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